Exhibit 4.10

Subscription Agreements Schedule

The subscription agreements listed below are entered into between JinkoSolar WWG Investment Co., Ltd., JinkoSolar Power Engineering Group Limited, JinkoSolar Holding Co., Ltd., Jiangxi Jinko Solar Engineering Co., Ltd. and Jinko Power Co., Ltd. (the “JinkoSolar Entities”) and each of the preferred shareholders of our solar power generation subsidiary, JinkoSolar Power Engineering Group Limited, individually for the purposes of investing in JinkoSolar Power Engineering Group Limited. The terms of the subscription agreements are identical in all material respects, except as otherwise listed below.

1.	The subscription agreement entered into by and among the JinkoSolar Entities and MEGCIF Investments 6 Limited on July 25, 2014, pursuant to which MEGCIF Investments 6 Limited invested US$100.0 million and received 25,532 Series A Preferred Shares. (A copy of this subscription agreement is filed as Annex A-1 to this Exhibit 4.10.)

2.	The subscription agreement entered into by and among the JinkoSolar Entities and Hope Flower Investment Limited on July 19, 2014, pursuant to which Hope Flower Investment Limited invested US$20.0 million and received 5,106 Series A-2 Preferred Shares.

3.	The subscription agreement entered into by and among the JinkoSolar Entities and Jade Sino Ventures Limited on July 25, 2014, pursuant to which Jade Sino Ventures Limited invested US$52.5 million on one closing date for 13,404 Series A-1 Preferred Shares and US$52.5 million on a second closing date for 13,405 Series A-1 Preferred Shares

ANNEX A-1

Confidential	Execution Version

AMENDED AND RESTATED SUBSCRIPTION AGREEMENT

among

JINKOSOLAR WWG INVESTMENT CO. LTD.

JINKOSOLAR POWER ENGINEERING GROUP LIMITED

JINKOSOLAR HOLDING CO., LTD.

JIANGXI JINKO SOLAR ENGINEERING CO., LTD. (江西晶科能源工程有限公司 )

JINKO POWER CO., LTD. (晶科电力有限公司 )

and

MEGCIF INVESTMENTS 6 LIMITED

July 25, 2014

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SECTION 10 INDEMNIFICATION		20
10.1.	General Indemnification by Warrantors	20
10.2.	Indemnification Matters	21
10.3.	Survival	21
10.4.	Limitation	21
10.5.	Fraud	21
10.6.	Notice	21
10.7.	Effect of Investigation	22
10.8.	Remedies	22

SECTION 11 EFFECTIVENESS AND TERMINATION		22
11.1.	Effective Date	22
11.2.	Event of Termination	22
11.3.	Consequences of Termination	23

SECTION 12 NOTICES		23
12.1.	Notices	23

SECTION 13 GOVERNING LAW AND DISPUTE RESOLUTION		24
13.1.	Governing Law	24
13.2.	Consultation	25
13.3.	Arbitration	25

SECTION 14 MISCELLANEOUS		26
14.1.	No Third Party Beneficiary	26
14.2.	No Partnership	26
14.3.	Assignment	26
14.4.	Amendment	26
14.5.	Waiver	26
14.6.	Provisions Modifiable	27
14.7.	Rights Cumulative	27
14.8.	Entire Agreement	27
14.9.	Severability	27
14.10.	Consent to Specific Performance	27
14.11.	Counterparts	27
14.12.	Drafting Presumption	27

SCHEDULE 1	CONDITIONS PRECEDENT TO THE INVESTOR’S CONTRIBUTION

SCHEDULE 2	WARRANTIES

SCHEDULE 3	LIST OF EXISTING PV PROJECTS

SCHEDULE 4	OWNERSHIP AND PARTICULARS OF THE GROUP

SCHEDULE 5	INTERIM RESTRICTIONS

SCHEDULE 6	ACTIONS TO BE TAKEN

SCHEDULE 7	INDEMNIFICATION MATTERS

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SCHEDULE 8	SENIOR MANAGERS

SCHEDULE 9	REAL ESTATE

SCHEDULE 10	TERMS OF SERIES A PREFERRED SHARES

SCHEDULE 11	DISCLOSURE SCHEDULE

SCHEDULE 12	TECHNICAL AND CONSTRUCTION DEFECTS

SCHEDULE 13	PAYABLE CLEARANCE PLAN

SCHEDULE 14	VALUATION MODEL

EXHIBIT A	SHAREHOLDERS’ AGREEMENT

EXHIBIT B	COMPANY CHARTER DOCUMENTS

EXHIBIT C	FORMS OF LEGAL OPINIONS

EXHIBIT D	FORM OF NON-COMPETE AGREEMENT

EXHIBIT E	MODULE WARRANTY TERMS

EXHIBIT F	FORM OF EQUITY PLEDGE AGREEMENT

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THIS AMENDED AND RESTATED SUBSCRIPTION AGREEMENT (this “Agreement”) is made on the 25th day of July 2014.

AMONG:

(1)	JINKOSOLAR WWG INVESTMENT CO. LTD., an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands with its registered office at the offices of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Controlling Shareholder”);

(2)	JINKOSOLAR POWER ENGINEERING GROUP LIMITED, an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”);

(3)	JINKOSOLAR HOLDING CO., LTD., an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“JinkoSolar Holding”);

(4)	JIANGXI JINKO SOLAR ENGINEERING CO., LTD. (江西晶科能源工程有限公司), previously named Shangrao Jinko PV Technology Engineering Co., Ltd. (上饶市晶科光伏科技工程有限公司 ), a wholly foreign owned company established and existing under the Laws of the PRC with its registered address at Xu Ri District, Shangrao Economic and Technical Development Zone, Jiangxi Province (“Jiangxi Jinko”);

(5)	JINKO POWER CO., LTD. (晶科电力有限公司 ), previously named Haining JinkoSolar Investment Co., Ltd. ( 海宁市晶科能源投资有限公司 ), a limited liability company established and existing under the Laws of the PRC with its registered address at Room 202, West Wing, 2/F, Administrative Building, 58 Yuan Xi Road, Yuan Hua Town, Hai Ning City (“Jinko Power,” and together with the Controlling Shareholder, the Company, JinkoSolar Holding and Jiangxi Jinko, the “Warrantors”, and each a “Warrantor”); and

(6)	MEGCIF INVESTMENTS 6 LIMITED, an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands with its registered office at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands (the “Investor”).

Each of the Warrantors and the Investor is referred to hereinafter as a “Party” and collectively as the “Parties.”

RECITALS:

(A)	The Company is an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands and has, as of the date of this Agreement, an issued and fully paid-up share capital of US$6.00 divided into 60,000 Company Ordinary Shares, of which the Controlling Shareholder is the sole legal and beneficial owner. The structure chart of the Group is set forth in Part A of Schedule 4.

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(B)	The Controlling Shareholder is an exempted company incorporated with limited liability and existing under the Laws of the Cayman Islands and is a wholly-owned subsidiary of JinkoSolar Holding.

(C)	JinkoSolar Holding is currently listed on the New York Stock Exchange.

(D)	The Company, the Controlling Shareholder, JinkoSolar Holding and the Investor entered into a Subscription Agreement on June 16, 2014 (the “Existing Subscription Agreement”), and desire that (i) Jiangxi Jinko and Jinko Power become parties to such agreement, and (ii) such agreement be further amended and restated in certain other respects pursuant to the terms and conditions set forth in this Agreement.

(E)	Upon the terms and conditions set forth in this Agreement, the Company intends to issue and sell to the Investor, and the Investor intends to subscribe for and acquire, the Subscription Shares.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

INTERPRETATION

1.1.	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accounts” means (i) the audited balance sheets and the audited statements of income and cash flows for the Financial Year ended December 31, 2013 of each of the Group Members incorporated in the PRC, and the unaudited management accounts of each of the Group Members incorporated in the PRC for the period from January 1, 2014 to March 31, 2014, in each case prepared in accordance with PRC GAAP, and (ii) the consolidated unaudited management accounts of the Company for the Financial Year ended December 31, 2013 and the period from January 1, 2014 to March 31, 2014, in each case prepared in accordance with US GAAP or IFRS.

“Accounts Date” means December 31, 2013.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Investor or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Member; (ii) the issuance or acquisition of Equity Securities of any Group Member; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Group Member’s properties or assets other than in the ordinary course of business.

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person or any Person that is directly or indirectly Controlled by such Relative. In the case of the Investor, the term “Affiliate” includes Macquarie Greater China Infrastructure Fund L.P., its advisor (being as of the date hereof, Macquarie Greater China Infrastructure Advisory Limited), its general partner (being as of the date hereof, Macquarie Greater China Infrastructure Management Limited), its limited partner(s), and Affiliates of each of the foregoing.

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“Agreed Valuation Model” means the valuation model for determining the internal rate of return of any PV Project as set forth in Schedule 14.

“Alaer” means Alaer Jinko Solar Co., Ltd. (阿拉尔晶科能源有限公司).

“Anti-Corruption Laws” means any anti-corruption, anti-bribery or similar Laws of any jurisdiction applicable to any Group Member, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, PRC Laws on anti-corruption, anti-bribery and anti-commercial bribery, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Approval” means any approval, license, permit, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Approved Third Party Investor” has such meaning ascribed to it in the Shareholders’ Agreement.

“Board” means the board of directors of the Company.

“Bohu Jingjia” means Bohu Jingjia Solar Electricity Co., Ltd.(博湖晶嘉阳光电力有限公司).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong, New York, Cayman Islands or Bermuda are required or authorized by Law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Canton Best” means Canton Best Limited (穗佳有限公司), a business company organized and existing under the Laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, the British Virgin Islands.

“China” or the “PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

“Company Charter Documents” means, collectively, the amended and restated memorandum and articles of association of the Company in the form of Exhibit B.

“Company Ordinary Shares” means the ordinary shares of the Company, each having a par value of US$0.0001, as set forth in the Company Charter Documents.

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“Confidential Information” for purposes of the Collective Warranties means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information.

“Connected Person” shall have the meaning set forth in Articles 14A.11 and 14A.12 of the Listing Rules of the Main Board of The Hong Kong Stock Exchange.

“Contract” means any contract, agreement, license, engagement, lease, financial instrument, purchase order or other legally binding commitment, arrangement or understanding (including any binding tender or bid), whether oral or written.

“Control” means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management, policies or activities of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of, or to appoint or remove a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Delingha” means Delingha Ruiqida Solar Power Co., Ltd. (德令哈瑞启达光伏发电有限公司).

“Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement attached hereto as Schedule 11.

“Electricity Business Permit” means the electricity business permit (电力业务许可证) issued by the National Energy Administration of the PRC or its competent local counterpart in respect of operation of electricity projects.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest, swap, derivative or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, and (iv) any adverse claim as to title, possession or use.

“Environment” means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground.

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“Environmental Laws” means Laws, principles of common laws, civil laws, regulation, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, contamination or protection of the Environment, the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of hazardous substances or public health and safety.

“Environmental Permit” means a Permit concerned with the pollution or protection of the Environment (including any approval of an environmental impact appraisal report, examination and approval of environmental protection facilities and any Permit for the discharge of waste or pollutants, use or discharge of hazardous substances or use of natural resources) or the protection of the health of humans, animals or plants.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests and any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Existing PV Projects” means the PV Projects listed in Schedule 3, and “Existing PV Project” means any one of them.

“Existing Shares” means the issued and fully-paid 60,000 Company Ordinary Shares in the share capital of the Company as of the date hereof, of which the Controlling Shareholder is the sole legal and beneficial owner.

“Feed-in Tariff” means the national solar tariff policy mechanism of the PRC announced by the NDRC from time to time.

“Financial Year” means, in relation to the Company, the financial year of the Company, which ends on December 31, and in relation to any other Group Member, the financial year of such other Group Member.

“Follow-on Subscription” has such meaning ascribed to it in the Shareholders’ Agreement.

“Gansu Jintai” means Gansu Jintai Electronic Power Co., Ltd. (甘肃金泰电力有限公司).

“Gansu Longchang” means Gansu Longchang Solar Power Co., Ltd. (甘肃陇昌光伏电力有限公司).

“Government Official” means all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations; employees or affiliates of an enterprise, institute, organization, association or other entity that is owned, sponsored, or controlled by any government.

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“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, instrumentality, supervisory or regulatory body of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group” means the Company and all of its Subsidiaries.

“Group Member” means the Company or any of its Subsidiaries; provided, however, “Group Member” shall not be interpreted to include Gansu Jintai with respect to any obligation of any Warrantor or any Collective Warranty set forth in Sections 3, 5 or 6, Part A or Part B of Schedule 1, Part A of Schedule 2 (other than Sections 1(c) and 1(d) of Part A of Schedule 2) or Schedule 5.

“Hainanzhou” means Hainanzhou Zhongnan Solar Electricity Co., Ltd. (海南州中南光伏电力有限公司).

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means with respect to any Person, any obligations of such Person to make any payment to, or the provision by such Person of any security or guarantee for the payment obligations of, any third party.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, including (i) interest or other carrying costs, loss of profits, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person; (ii) any Taxes that may be payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder; and (iii) any sum of required deduction or withholding from a payment to such Person by reason of the indemnification of any Indemnifiable Loss hereunder, provided, however, the “Indemnifiable Loss” shall be net of (a) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (b) any Tax benefit payable to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses.

“Intellectual Property” means all patent, trademarks, service marks, registered designs, domain names and utility models, copyrights, inventions, trade secrets, proprietary manufacturing processes and equipment, brand names, database rights and business names and all similar rights situated in any country and the benefit of any of the foregoing (in each case whether registered or unregistered, and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Investment Committee” means the investment committee of the Company established in accordance with the terms of the Shareholders’ Agreement.

“Investor Subscription” means the subscription by the Investor for the Subscription Shares pursuant to this Agreement.

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“Law” means any law, regulation, rule or order of any Governmental Authority, including any ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment.

“Liabilities” means all Indebtedness and other liabilities of any nature, actual or contingent, and whether or not of a nature required to be disclosed in the accounts of any Group Member.

“Long Stop Date” means the date that is 45 days from the date of this Agreement (or such other date as the Parties may agree in writing).

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with any other events, circumstances, developments, changes or effects, results or would reasonably be expected to result in a material adverse effect on, or change in:

(i)	the legality, validity or enforceability of any of the Transaction Documents;

(ii)	the business, operations, assets, Liabilities, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(iii)	the ability of a Warrantor to perform its obligations under any of the Transaction Documents; or

(iv)	the rights and remedies of the Investor under any of the Transaction Documents,

provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the business of the Group operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, and (d) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Investor, unless, in the case of the foregoing clauses (a) and (b), the impact of such effect has a materially disproportionate adverse effect on the Group, taken as a whole, as compared to other participants in the industries in which the Group operates.

“Money Laundering Laws” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

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“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterpart.

“Non-Compete Agreement” means the non-compete and confidentiality agreement to be entered into by each Senior Manager with the Company or relevant Group Member on or prior to the Closing in the form of Exhibit D.

“Permit” means a permit, approval, authorization, consent, certificate, qualification, specification, registration, filing, assessment, franchise, concession and license, in each case, necessary for the operation of any Group Member’s business or its ownership, possession, occupation, development or use of an asset or the execution or performance of the Transaction Documents.

“Person” means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

“PRC GAAP” means the generally accepted accounting principles applied in the PRC.

“PRC Holding Entities” means Jiangxi Jinko and Jinko Power.

“PRC Operating Subsidiaries” means Delingha; Gansu Longchang; Gansu Jintai; Hainanzhou; Shaya; Wusu Zhongjing; Alaer; Bohu Jingjia; Bohu Jinko Solar Co., Ltd. (博湖县晶科能源有限公司); Bohu Kesheng Electricity Co., Ltd. (博湖县科盛电力有限公司); Ningxia Jinko PV Electricity Co., Ltd. (宁夏晶科光伏发电有限公司); Jiaxing JinkoSolar Development Co., Ltd. (嘉兴市晶科能源发展有限公司) and Zhenjiang Jinko PV Electricity Co., Ltd. (镇江晶科光伏发电有限公司); provided, however, “PRC Operating Subsidiaries” shall not be interpreted to include Gansu Jintai with respect to any obligation of any Warrantor or any Collective Warranty set forth in Sections 3, 5 or 6, Part A or Part B of Schedule 1, Part A of Schedule 2 (other than Sections 1(c) and 1(d) of Part A of Schedule 2) or Schedule 5.

“PRC Subs Registered Capital” means the aggregate amount of the actual paid-in registered capital (in US$ equivalent) of Jinko Power.

“PV Project(s)” means photovoltaic power project(s).

“Real Estate” means all real property owned and/or used by any Group Member. For the avoidance of doubt, Real Estate includes all land, land-use-rights, buildings and other structures owned and/or used by any Group Member.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, uncle, aunt, nephew, niece, cousin or great-grandparent of such person or spouse, or the spouse of any of the above persons.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Restructuring of Wide Wealth” means (i) the issuance and allotment of 1,980,000 ordinary shares of Wide Wealth to the Company, (ii) the transfer of 1,980,000 ordinary shares of Wide Wealth by the Company to Canton Best, and (iii) the transfer of 20,000 ordinary shares of Wide Wealth by JinkoSolar Holding to Canton Best, upon the completion of which, Canton Best will directly own the entire equity interest of Wide Wealth.

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“SAFE” means State Administration of Foreign Exchange of the PRC or its local counterparts.

“SAFE Circular 7” means the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Listed Companies issued by SAFE dated February 15, 2012.

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 together with its implementing rules, including the “Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” issued by SAFE on May 29, 2007 and effective as of the same day, or any successor rule or supplemental regulation under PRC Law.

“Senior Manager” means each of the individuals named on the list in Schedule 8 and any successor to the position currently held by such individual with any Group Member.

“Series A Preferred Shares” means the Series A convertible and redeemable preferred shares of the Company, each having a par value of US$0.0001 and carrying such rights and privileges set forth in Schedule 10, which will be incorporated into the Company Charter Documents.

“Shareholders’ Agreement” means the Shareholders’ Agreement to be entered into by the Company, the Investor, the Controlling Shareholder and JinkoSolar Holding in the form of Exhibit A.

“Shaya” means Shaya Jingxin Technology Co., Ltd. (沙雅晶芯科技有限公司).

“Strategic Business Plan” means the Strategic Business Plan agreed by the Parties in the form of Exhibit A of the Shareholders’ Agreement.

“Subscription Shares” means 25,532 Series A Preferred Shares to be issued by the Company to the Investor at the Closing, as may be adjusted in accordance with this Agreement.

“Subsidiaries” means Canton Best, Wide Wealth, the PRC Holding Entities, the PRC Operating Subsidiaries and any Person that the Company directly or indirectly Controls on and after the date hereof, and “Subsidiary” means any one of them.

“Tax” means all forms of taxation imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in the PRC or elsewhere having competent jurisdiction and any expenses similar to taxation, and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

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“Transaction Documents” means this Agreement, the Company Charter Documents, the Shareholders’ Agreement, the Security Documents and the Non-Compete Agreements, and “Transaction Document” means any one of them.

“US Dollar” or “USD” or “US$” or “$” means United States Dollars, the lawful currency of the United States of America.

“Wide Wealth” means Wide Wealth Group Holdings Limited (鴻富控股有限公司), a limited liability company organized and existing under the Laws of Hong Kong with its registered office at Unit 511, 5/F, Tower 1, Silvercord, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong.

“Wusu Zhongjing” means Wusu Zhongjing PV Electricity Co., Ltd.(乌苏市中晶光伏发电有限公司).

1.2.	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Act”	Section 7 of Part B of Schedule 2
“Agreement”	Preamble
“Arbitration Board”	Section 13.3(a)
“Business”	Section 2.3
“Closing”	Section 4.1
“Closing Date”	Section 4.1
“Collective Warranties”	Section 6.1(a)
“Company”	Preamble
“Confidential Information”	Section 7.1
“Consideration”	Section 2.2
“Construction Permit”	Section 8 of Schedule 6
“Controlling Shareholder”	Preamble
“Dispute”	Section 13.2
“Existing Subscription Agreement”	Recitals
“Indemnified Party”	Section 10.1
“Indemnifying Party”	Section 10.1
“Investor”	Preamble
“Investor Warranties”	Section 6.2
“Jiangxi Jinko”	Preamble
“Jinko Power”	Preamble
“JinkoSolar Holding”	Preamble
“Litigation”	Section 10(a) of Part A of Schedule 2
“Material Contracts”	Section 5(a) of Part A of Schedule 2
“MFN Terms”	Section 5.13
“Party” or “Parties”	Preamble
“Payable Clearance Plan”	Section 5.9
“Payment”	Section 3(f)(i) of Part A of Schedule 2
“Representatives”	Section 7.1
“Rules”	Section 13.3(a)
“SAFE Circular 75 Rules and Regulations”	Section 3(h) of Part A of Schedule 2
“Security Documents”	Section 9 of Schedule 6
“Security Perfection”	Section 11 of Schedule 6
“Warrantors”	Preamble

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“U.S. Economic Sanctions”	Section 3(f)(iv) of Part A of Schedule 2

1.3.	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(f)	Procuring Obligation. A procuring obligation, where used in the context of any Warrantor or the Investor, means that such Warrantor or the Investor (as the case may be) undertakes to exercise its voting rights and use any and all powers vested in it from time to time as a shareholder, director, officer or employee or otherwise in or of the Company or any other Group Member or other entity (as relevant) in which it has a controlling interest, to such extent as permitted by Law, to ensure compliance with that obligation so far as it is able to do so, whether acting alone or (to the extent that it is lawfully able to contribute to ensuring such compliance collectively), acting with others.

(g)	Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(h)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

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(i)	Share Calculations. In calculations of share or registered capital amounts, (A) references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for such shares or registered capital, as applicable (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and (B) references to the “issued and outstanding” share capital mean that the calculation is to be made taking into account only the registered capital (or shares in issue, including the Series A Preferred Shares on an as-converted basis) at such time. Any such calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(j)	Language. This Agreement is drawn up in the English language.

(k)	Statute. Any statutory provision or statute includes all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise or as expressly stated otherwise.

(l)	Currency. For the purposes of this Agreement, any monetary sum which is expressed in RMB and which is payable in US$ shall be converted into US$ at the middle rate for the exchange of RMB into US$ at the close of business in the PRC on the day immediately prior to the day on which such payment is due (or, if such day is not a Business Day, on the Business Day immediately preceding such day) as published by the People’s Bank of China (or its authorized agency).

SECTION 2

SUBSCRIPTION

2.1.	Issue and Purchase of Subscription Shares. Upon the terms and subject to the conditions of this Agreement, the Investor, relying on, amongst other things, the Warrantors’ representations, warranties and undertakings contained in this Agreement, agrees to subscribe for, and the Company agrees to issue and allot to the Investor, the Subscription Shares. The Subscription Shares, when issued at the Closing, will comprise approximately 29.85% of the Company’s total issued and outstanding share capital.

2.2.	Consideration. The aggregate consideration payable by the Investor for the Subscription Shares shall be US$100,000,000 (the “Consideration”).

2.3.	Use of Proceeds. The Warrantors jointly and severally undertake to the Investor that, unless otherwise agreed by the Investor in writing, the Company shall use all of the proceeds from the Investor Subscription for the sole purpose of funding the Group’s construction, commissioning and operations of ground mounted, grid-connected and distributed PV Projects in the PRC in accordance with the Strategic Business Plan (the “Business”) to expand the Group’s capacity as set forth in Section 6.11 of the Shareholders’ Agreement, provided, however, that no proceeds from the Investor Subscription shall be used for any Existing PV Projects.

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SECTION 3

CONDITIONS PRECEDENT TO CLOSING

3.1.	Conditions to the Parties’ Obligations. The obligations of the Investor to consummate the Investor Subscription are subject to the fulfillment or waiver on or prior to the Closing Date, of each of the conditions set forth in Part A and Part B of Schedule 1, provided, however, that any one or more of the conditions set forth in Part A and Part B of Schedule 1 may be waived by the Investor in its sole discretion. The obligations of each Warrantor to consummate the Investor Subscription are subject to the fulfillment or waiver on or prior to the Closing Date, of each of the conditions set forth in Part A and Part C of Schedule 1, provided, however, that any one or more of the conditions set forth in Part A and Part C of Schedule 1 may be waived by each Warrantor in its sole discretion.

3.2.	Efforts to Fulfill Closing Conditions.

(a)	The Warrantors (acting jointly and severally) shall use commercially reasonable efforts to procure the fulfillment of all the conditions set out in Part A of Schedule 1 and Part B of Schedule 1, and the Investor shall use commercially reasonable efforts to procure the fulfillment of all the conditions set out in Part A of Schedule 1 and Part C of Schedule 1, in each case as soon as possible after the date of this Agreement and in any event no later than 5:00 p.m. Hong Kong time on the Long Stop Date. Each Party shall keep the other Parties informed on a regular basis as to the progress of the satisfaction of such conditions and produce to the other Parties evidence of fulfillment of each such condition (where applicable) promptly after each such fulfillment.

(b)	Each Party undertakes to notify the other Parties in writing of anything that will or may give rise to a breach of its representations, warranties, covenants or undertakings under this Agreement or that will or may prevent any of the conditions set out in Section 3.1 and Schedule 1 from being satisfied on or before the Long Stop Date promptly upon it coming to such Party’s attention.

SECTION 4

CLOSING

4.1.	Closing. The consummation of the issuance and purchase of the Subscription Shares (the “Closing”) shall take place at a venue to be agreed by the Parties on a date (the “Closing Date”) that is no later than 15 Business Days after the fulfillment or waiver of the conditions precedent to the Closing as set forth in Section 3.1 and Schedule 1 (other than those conditions which can be satisfied only at the Closing or with respect to actions the relevant Party shall take at the Closing itself) or at such other place and time as the Parties may mutually agree upon. For the avoidance of doubt, the Investor shall not be obliged to purchase any of the Subscription Shares unless the purchase of all the Subscription Shares is completed simultaneously.

4.2.	Actions at Closing. At the Closing,

(a)	the Company shall:

(i)	allot and issue the Subscription Shares to the Investor free and clear of any and all Encumbrances;

(ii)	procure that the Investor is duly registered as the holder of the Subscription Shares in the Company’s register of members;

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(iii)	deliver to the Investor the following documents:

(A)	a copy of the Company’s register of members as at the Closing Date, certified as a true, correct and complete copy by a director of the Company, and a share certificate, duly completed in the name of the Investor, each reflecting the Investor’s ownership of the Subscription Shares;

(B)	a receipt for payment of the Consideration;

(C)	documents evidencing that the Company Charter Documents have been duly adopted by the Company and filed with the Registrar of Companies in the Cayman Islands;

(D)	a copy of the register of directors of the Company as at the Closing Date, and a copy of all resolutions and documentation evidencing the composition of the Board pursuant to the terms of the Shareholders’ Agreement, certified by a duly authorized director of the Company to be true, complete and correct copy thereof, and reflecting that the Board includes one nominee of the Investor as a duly elected member of such board;

(E)	a copy of all resolutions and documentation evidencing the composition of the Investment Committee pursuant to the terms of the Shareholders’ Agreement, certified by a duly authorized director of the Company to be true, complete and correct copy thereof, and reflecting that the Investment Committee includes one nominee of the Investor as a duly elected member of such committee;

(F)	a copy of all resolutions and documentation evidencing the composition of (1) the board of directors of each of Canton Best, Wide Wealth and Jiangxi Jinko, and (2) the investment committee of Jinko Power, in each case pursuant to the terms of the Shareholders’ Agreement, certified by a duly authorized director of Canton Best, Wide Wealth, Jiangxi Jinko or Jinko Power (as the case may be) to be true, complete and correct copy thereof, and reflecting that (x) the board of directors of each of Canton Best, Wide Wealth and Jiangxi Jinko includes one nominee of the Investor as a duly elected member of such board, and (y) the investment committee of Jinko Power includes one nominee of the Investor as a duly elected member of such committee;

(G)	a copy of all resolutions and documentation evidencing that (1) the charter documents of each of Canton Best and Wide Wealth have been duly amended pursuant to the terms of the Shareholders’ Agreement and adopted by Canton Best and Wide Wealth respectively and filed with the company registrar in the British Virgin Islands (in the case of Canton Best) and Hong Kong (in the case of Wide Wealth); and (2) the articles of association of each of Jiangxi Jinko and Jinko Power have been duly amended pursuant to the terms of the Shareholders’ Agreement and adopted by Jiangxi Jinko and Jinko Power respectively, in each case certified by a duly authorized director of Canton Best, Wide Wealth, Jiangxi Jinko or Jinko Power (as the case may be) to be true, complete and correct copy thereof;

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(H)	a legal opinion from Maples and Calder, the Company’s Cayman Islands counsel, Shearman & Sterling, the Company’s Hong Kong counsel, and DaHui Lawyers, the Company’s PRC counsel, each dated as of the Closing Date and addressed to the Investor, in the form of Exhibit C1, Exhibit C2 and Exhibit C3 respectively; and

(I)	a certificate duly executed by an authorized officer or director of each Warrantor, dated the Closing Date, certifying that the conditions set forth in Part B of Schedule 1 have been satisfied; and

(b)	the Investor shall provide (i) the SWIFT confirmation of the wire transfer of the Consideration to the Company at a bank account designated by the Company which account information shall be provided to the Investor at least ten Business Days prior to the Closing Date; and (ii) to the Warrantors a certificate duly executed by an authorized officer or director of the Investor, dated the Closing Date, certifying that the conditions set forth in Part C of Schedule 1 have been satisfied.

SECTION 5

ADDITIONAL AGREEMENTS

5.1.	Conduct of Business. From the date hereof until the Closing Date, each of the Warrantors shall, jointly and severally, cause each Group Member to conduct its business on a normal and usual basis and in the ordinary course of day-to-day operations consistent with its past practices.

5.2.	Restrictions on Actions between Execution and Closing Date. By way of amplification and not limitation, from the date hereof until the Closing Date, each of the Warrantors shall cause each Group Member not to, except as (a) required by any applicable Laws or (b) contemplated or permitted under this Agreement, take any of the actions set forth in Schedule 5 without the prior written consent of the Investor, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3.	Exclusivity. Prior to the Closing, except with any Approved Third Party Investor or any Affiliate of any such Approved Third Party Investor, none of the Warrantors shall (and each Warrantor shall cause its Representatives not to) directly or indirectly: (a) encourage, solicit or knowingly facilitate inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Warrantors shall immediately cease and cause to be terminated, and shall cause their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than any Approved Third Party Investor or any of its Affiliates) conducted with respect to, or that could lead to, an Acquisition Proposal. The Warrantors shall promptly (and in any event within two Business Days after receipt thereof by any Warrantor or its Representatives) advise the Investor of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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5.4.	Other Covenants. Each Warrantor shall, jointly and severally, ensure that the Group completes the matters listed in Schedule 6 within the time periods specified therein.

5.5.	Compliance with Laws. Each Warrantor shall, and shall procure each Group Member to, and the Investor shall comply, in all material respects, with all applicable Laws, including in particular with respect to the transactions contemplated by the Transaction Documents.

5.6.	Compliance with Obligations. Each Warrantor shall, and shall procure that each Group Member will, comply with its obligations, covenants, agreements and undertakings under each Contract (including, for the avoidance of doubt, the Transaction Documents) (whether currently in effect or to be entered into hereafter) to which it or such Group Member is a party.

5.7.	New PV Projects. From the date hereof until the Closing Date, each Warrantor shall, jointly and severally, procure that each Group Member only invests in, or commits to invest in any new PV Project, to the extent all or a portion of which will be funded by the proceeds of the Investor Subscription and/or the Follow-on Subscription, that will target an internal rate of return of at least 16% over the anticipated life of such PV Project calculated based on the Agreed Valuation Model. Each Warrantor undertakes to keep the Investor informed on a current basis of the status, progress and major terms of such investment or proposed investment.

5.8.	Module Warranty Terms. Prior to the Closing, JinkoSolar Holding shall cause Jinko Solar Co., Ltd. to execute a Module Warranty Terms substantially in the form of Exhibit E.

5.9.	Payables Clearance Plan. The Parties have agreed upon an action plan (the “Payable Clearance Plan”) attached as Schedule 13 setting forth the item, reference date, amount and source and timing of repayment in respect of the Indebtedness owed by the Group Members to JinkoSolar Holding and its Affiliates (other than the Group Members) and third parties in connection with the construction of the Existing PV Projects. Each Warrantor undertakes to implement such Payable Clearance Plan and make relevant repayments of such Indebtedness by the agreed timing in accordance with Schedule 13.

5.10.	Jiangxi Jinko and Jinko Power Loan Agreement. Jiangxi Jinko and Jinko Power shall not (i) enter into or amend any loan or other financing agreement or arrangement with JinkoSolar Holding and/or any of its Subsidiaries (other than the Group Members), or (ii) make any repayment with respect to such loan or financing arrangement to JinkoSolar Holding and/or any of its Subsidiaries (other than the Group Members), in each case without the prior written approval of the Investor.

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5.11.	Approvals. Without prejudice to other specific obligations of the Warrantors or the Group Members under the Transaction Documents, each Warrantor shall, and shall procure each Group Member to, obtain, in accordance with the applicable Laws, maintain at all times the validity of, and comply with all legal and regulatory requirements with respect to, all material Approvals necessary for conducting its business and operations and for performing its obligations under the Transaction Documents, and ensure the legality, validity, enforceability and admissibility in evidence in proceedings of any Transaction Documents.

5.12.	Further Assurance. From the date of this Agreement, (a) each Warrantor shall cooperate with the Investor to provide all due diligence reasonably requested by the Investor; (b) each Party shall use its reasonable best efforts to (i) take all necessary or appropriate corporate and other actions to consummate the transactions contemplated by the Transaction Documents; and (ii) do and perform, or cause to be done and performed, all such further acts, and execute and deliver all such other agreements, certificates, instruments and documents required to give effect to the terms and intent of this Agreement and other Transaction Documents.

5.13.	Most Favorable Terms. If the Company grants any right to any existing or new investor or shareholder that are more favorable than the terms granted to the Investor in connection with the sale of the Series A Preferred Shares pursuant to the Transaction Documents (the “MFN Terms”), the Company shall, and the other Warrantors shall procure the Company will, extend all such MFN Terms to the Investor, and the Company shall, and the other Warrantors shall procure the Company will, take all necessary actions in order to effect the foregoing provisions of this Section 5.13.

SECTION 6

REPRESENTATIONS AND WARRANTIES

6.1.	Collective Warranties.

(a)	Except as fairly disclosed in the correspondingly numbered section of the Disclosure Schedule, the Warrantors hereby jointly and severally represent, warrant and undertake to the Investor that each of the representations and warranties set forth in Part A of Schedule 2 (the “Collective Warranties”) is true, complete, accurate and not misleading as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date, or as of another date if any Collective Warranty is made with respect to such other date. The Warrantors acknowledge that the Investor in entering into this Agreement is relying on such Collective Warranties.

(b)	The Collective Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or any other document as agreed by the Parties.

(c)	Each Warrantor shall procure that no act shall be performed or omission shall be allowed by itself or the other Warrantors which would result in any of the Collective Warranties being breached or misleading at any time.

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(d)	Each of JinkoSolar Holding and the Controlling Shareholder waives any right which it may have in relation to any misrepresentation or inaccuracy in or from information or advice provided by any Group Member or any director, officer, adviser, employee or agent of any Group Member for the purpose of giving a Collective Warranty or preparing the Disclosure Schedule, or otherwise in connection with the transactions contemplated by the Transaction Documents, and each of JinkoSolar Holding and the Controlling Shareholder undertakes for the benefit of the Group and for the benefit of the Investor not to make any claim in respect of such right.

(e)	Each Warrantor undertakes to notify the Investor in writing of anything which is or may constitute a breach of or be inconsistent with any of the Collective Warranties promptly upon it coming to such Warrantor’s attention.

6.2.	Investor Warranties. The Investor hereby represents, warrants and undertakes to the Company in the terms set forth in Part B of Schedule 2 (the “Investor Warranties”) and acknowledges that the Warrantors in entering into this Agreement are relying on the Investor Warranties.

SECTION 7

CONFIDENTIALITY; RESTRICTION ON PUBLICITY

7.1.	General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors and Affiliates and the respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, professional advisors of each such Affiliate that received any Confidential Information (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 7.1 means (a) any information concerning the organization, business, technology, finance, transactions or affairs of any Party or any Group Member or any of their respective directors, officers or employees (whether conveyed in written, oral or any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of any of the Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or materials prepared by a Party or any Group Member or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information. The confidentiality obligations contained in this Section 7.1 with respect to a Party shall terminate on the second anniversary of the date on which the relevant Party ceases to hold any equity interest in the Company. Each Party shall procure that each of its Affiliates shall comply with the obligations set forth in this Section 7 as if it was a Party to this Agreement.

7.2.	Exceptions. The provisions of Section 7.1 shall not apply to disclosure by a Party of any Confidential Information:

(a)	that (i) is or becomes generally available to the public other than as a result of disclosure by or at the direction of such Party or any of its Representatives in violation of this Agreement; (ii) was lawfully in the possession of such Party prior to the disclosure by the relevant disclosing Party; or (iii) is or becomes available to such Party other than as a result of a disclosure by a Person which such Party knows is in breach of a duty of confidentiality owed to the relevant disclosing Party;

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(b)	to its directors, officers or employees whose function requires such Persons to have the Confidential Information;

(c)	to the extent that such Confidential Information is required to be disclosed by applicable Laws or rules of a listing authority or stock exchange, or by any Governmental Authority with relevant powers to which any Party is subject or submits, provided that the disclosure shall, to the extent legally permitted and practicable, be made after consultation with the other Parties and after taking into account the other Parties’ reasonable requirements as to the timing, content and manner of such disclosure;

(d)	to any adviser for the purpose of advising the Party in connection with the transactions contemplated by the Transaction Documents, provided that such disclosure is necessary for these purposes and that such Party procures that such adviser is under a similar obligation of confidentiality or is otherwise under a binding professional obligation of confidentiality;

(e)	by the Investor (i) to its Affiliates or Representatives who participate in the transactions contemplated by the Transaction Documents or who otherwise need to know such Confidential Information, and (ii) in connection with a proposed exit (whether pursuant to a listing, initial public offering or otherwise) to potential purchasers, investment banks, other intermediaries or any advisers in connection with such purpose;

(f)	to the extent required to vest the full benefit of the Transaction Documents in any Party; or

(g)	to the extent that the relevant disclosing Party has given prior written consent to such disclosure.

7.3.	Publicity.

(a)	No public announcement or communication concerning the transactions contemplated by this Agreement or the terms of any Transaction Document shall be made or issued by any Party without the prior written consent of the other Parties, except (i) required by applicable Laws or rules of a listing authority or stock exchange, or by any Governmental Authority with relevant powers to which any Party is subject or submits, provided that the disclosure shall, to the extent legally permitted and practicable, be made after consultation with the other Parties and after taking into account their reasonable requirements as to its timing, content and manner of making or dispatch; and (ii) made to any Person entitled to receive information under Section 7.2.

(b)	Each of the Warrantors shall not, and shall procure that each Group Member will not, without the prior written consent of the Investor, (i) use in advertising, publicity, or otherwise the name of the Investor or its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Investor or its Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or any other Group Member has been approved or endorsed by the Investor or an Affiliate thereof.

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SECTION 8

ACCESS

As from the date of this Agreement up to the Closing Date, each Warrantor shall, and shall cause each Group Member to, give to the Investor and its Affiliates, and their respective employees, officers, accountants and counsel (and other advisors and consultants who are subject to the obligations of confidentiality set forth in Section 7) reasonable access, upon reasonable prior notice and during normal business hours, to the premises of the Company and each of the Group Members and all of their respective Contracts, accounts, books, records and other documents and data, and instruct their respective officers and employees to give promptly all information and explanations to the Investor or any such Persons as the Investor may reasonably request, provided, however, that any such access or furnishing of information shall be conducted at the Investor’s expense and in such a manner as not to interfere with the normal operations of the business of the Company or its relevant Subsidiary; provided further, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of the Company or its relevant Subsidiary.

SECTION 9

TAXES AND EXPENSES

9.1.	Taxes. Except as otherwise set forth in this Agreement, each Party shall be responsible for its own Tax liabilities in connection with the Investor Subscription under this Agreement.

9.2.	Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses of, and incidental to, the negotiation, preparation, execution and performance by it of this Agreement and any other Transaction Documents.

SECTION 10

INDEMNIFICATION

10.1.	General Indemnification by Warrantors. Each of the Warrantors (each, an “Indemnifying Party”) shall, jointly and severally, indemnify the Investor and its Affiliates, and their respective officers, directors, members, partners, employees and agents (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses suffered by the Indemnified Party, as a result of, or based upon or arising from any breach or non-performance of any of the Collective Warranties, covenants or agreements made or given by any or all of the Warrantors in or pursuant to this Agreement or any of the other Transaction Documents. The amount of any payment to any Indemnified Party shall be sufficient to hold such Indemnified Party harmless from any diminution in value of the equity interest of the Company resulting from such breach. Any indemnity referred to in this Section 10.1 for breach shall be such as to place the Indemnified Party in the same position as it would have been in had there not been any such breach under which the Indemnified Party is to be indemnified. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses reasonably incurred by such Indemnified Party.

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10.2.	Indemnification Matters. Without prejudice to Section 10.1, each of the Warrantors shall, on a joint and several basis, indemnify the Indemnified Parties, from and against any and all Indemnifiable Losses as a result of, or based upon or arising from, any matter set forth in Schedule 7. For the avoidance of doubt, the Investor shall be entitled to indemnification in respect of matters set forth in Schedule 7, notwithstanding any disclosures in the Disclosure Schedule relating to any matter set forth in Schedule 7.

10.3.	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date (other than the Collective Warranties in respect of Tax and Environment contained in Part A of Schedule 2 which shall survive the Closing and shall remain in full force and effect until the date that is five years from the Closing Date). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.4.	Limitation. (a) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to this Section 10 unless and until the aggregate amount of the Indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds US$500,000, after which the Indemnifying Party shall be liable for all such Indemnifiable Losses; (b) the aggregate amount of all Indemnifiable Losses arising from the breach of the Collective Warranties for which the Indemnifying Party shall be liable pursuant to this Section 10 shall not exceed 100% of the Consideration; and (c) the Indemnifying Party shall not have any liability under any provision of this Agreement or any other Transaction Documents for any punitive damages. For purposes of this Section 10, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.5.	Fraud. Restrictions set forth in this Section 10 shall not apply or otherwise limit any Indemnified Party’s right to seek and obtain any remedy in respect of any claim by such Person on account of fraudulent, criminal or intentional misconduct on the part of JinkoSolar Holding, the Controlling Shareholder or any Group Member.

10.6.	Notice. Any Indemnified Party seeking any Indemnifiable Loss shall give written notice to the Indemnifying Party of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within twenty Business Days of such determination, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action and stating the amount of the Indemnifiable Loss, if reasonably practicable, provided that failure to provide such notice will not relieve the Indemnifying Party of its obligations hereunder unless it is actually materially prejudiced by such failure to receive such notice.

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10.7.	Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of, or disclosure (other than disclosure in the Disclosure Schedule) by any Warrantor or another Person to, the Indemnified Party (including any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or any covenant is breached or by reason of the Indemnified Party’s waiver of any condition set forth in Schedule 1.

10.8.	Remedies. Subject to Section 14.10, the Parties acknowledge and agree that, following the Closing, the indemnification provisions of Section 10 shall be the sole and exclusive remedies of a Party for any breach by any other Party of any representations and warranties and for any failure by any Party to perform and comply with any covenants and agreements in this Agreement (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement). Each Party hereto shall take all reasonable steps to mitigate the Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any such Indemnifiable Losses. Nothing in this Section 10.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party's fraudulent, criminal or intentional misconduct.

SECTION 11

EFFECTIVENESS AND TERMINATION

11.1.	Effective Date. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Section 11.2.

11.2.	Event of Termination. This Agreement may be terminated by the relevant Party prior to the Closing Date as follows:

(a)	if any one or more of the conditions to the obligations of the Investor to close set forth in Part A or Part B of Schedule 1 has not been fulfilled by 5:00 p.m. Hong Kong time on the Long Stop Date, the Investor may, at its option, without prejudice to its rights hereunder and under applicable Laws:

(i)	defer the Closing to a date not later than 30 days after the Long Stop Date (in which case the provisions of this Agreement shall apply as if that later date is the Closing Date as set forth in Section 4.1);

(ii)	proceed to the Closing in respect of the Investor Subscription so far as practicable but subject to such conditions as the Investor may determine at its sole discretion; or

(iii)	terminate this Agreement;

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(b)	if any one or more of the conditions to the obligations of the Warrantors to close set forth in Part A or Part C of Schedule 1 has not been fulfilled by 5:00 p.m. Hong Kong time on the Long Stop Date, each Warrantor may, at its option, without prejudice to its rights hereunder and under applicable Laws:

(i)	defer the Closing to a date not later than 30 days after the Long Stop Date (in which case the provisions of this Agreement shall apply as if that later date is the Closing Date as set forth in Section 4.1);

(ii)	proceed to the Closing in respect of the Investor Subscription so far as practicable but subject to such conditions as such Warrantor may determine at its sole discretion; or

(iii)	terminate this Agreement;

(c)	if any Warrantor has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach is incapable of being cured, or if capable of being cured, has not been cured (other than by mere disclosure of the breach) within twenty Business Days after written notice of such breach from the Investor to any Warrantor, the Investor shall have the right to terminate this Agreement;

(d)	if the Investor has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach is incapable of being cured, or if capable of being cured, has not been cured (other than by mere disclosure of the breach) within twenty Business Days after written notice of such breach from any Warrantor to the Investor, the Warrantors (acting jointly) shall have the right to terminate this Agreement; and

(e)	at any time on or prior to the Closing Date, the Parties may, by mutual written consent, terminate this Agreement.

11.3.	Consequences of Termination. If this Agreement is terminated pursuant to Section 11.2, this Agreement shall become null and void, except that the Parties shall continue to be bound by the provisions of this Section 11.3, Section 7 (Confidentiality; Restrictions on Publicity), Section 9 (Taxes and Expenses), Section 10 (Indemnification), Section 12 (Notice) and Section 13 (Governing Law and Dispute Resolution). Nothing in this Section 11.3 shall be deemed to release any Party from any liability for any breach of this Agreement prior to such termination.

SECTION 12

NOTICES

12.1.	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by 10 days’ prior written notice specified to the other Parties).

If to the Warrantors: JinkoSolar Power Engineering Group Limited

Address: 16F, 2nd Building, No.428 South Yanggao Road,Pudong New Area, Shanghai, China 200127

Attention: Owen Chen/ Gener Miao

Facsimile: +86 21 6876 1115

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with a copy to:

Shearman & Sterling

Address: 12/F., Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong

Attention: Shuang Zhao

Facsimile: +852 2140 0302

If to the Investor: MEGCIF Investments 6 Limited

c/o ISIS Fund Services (Cayman) Ltd

Address: 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands

Attention: Directors

Facsimile: +1 441 279 2090

With a copy to (which copy shall not constitute a notice):

Macquarie Greater China Infrastructure Advisory Limited

Address: Level 18, One International Finance Centre, One Harbour View Street, Central, Hong Kong

Attention: Company Secretary

Facsimile: +852 3922 1889

and

Ropes & Gray

Address: 41F, One Exchange Square, 8 Connaught Place, Central, Hong Kong

Attention: Gary Li

Facsimile: +852 3664 6485

Each notice, demand or other communication to be given or delivered pursuant to this Section 12.1 shall be deemed so given or delivered (a) if sent by registered or certified mail within one country on the third Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefor is issued thereby, (b) if sent by registered or certified mail to another country on the tenth Business Day after such notice, demand or communication, addressed as above provided, is delivered to a post office and a receipt therefor is issued thereby, (c) if sent by courier or personnel delivery, when such notice, demand or communication is delivered to the appropriate address as above provided, and (d) if sent by facsimile, when such notice, demand or communication is transmitted to the appropriate facsimile number as above provided and the relevant report for successful transmission is given.

SECTION 13

GOVERNING LAW AND DISPUTE RESOLUTION

13.1.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

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13.2.	Consultation. Any dispute, controversy or claim (each, a “Dispute”) arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of the arbitration provision set forth in Section 13.3 below) shall be resolved at the first instance through consultation between the Parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to the other Party to the Dispute requesting such consultation.

13.3.	Arbitration.

(a)	If the Dispute is not resolved within 30 days following the date on which a notice for consultation is given or upon the written notice of any Party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules (the “Rules”) as are in force at the time of any such arbitration and as may be amended by the rest of this Section 13.3. For the purpose of such arbitration, there shall be three arbitrators to form an arbitration board (“Arbitration Board”). One arbitrator shall be appointed by the all claimants collectively and one shall be appointed by all respondents collectively. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the Hong Kong International Arbitration Centre shall select the third arbitrator. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Hong Kong International Arbitration Centre.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre. All arbitration proceedings shall be conducted in English. The arbitrators shall decide any such Dispute or claim strictly in accordance with the governing law specified in Section 13.1. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)	The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their Control or under the Control of a Person Controlling or Controlled by such Party if determined by the Arbitration Board to be relevant to the Dispute, (iii) conducting arbitration hearings to the greater extent possible on successive business days and (iv) using their best efforts to observe the time periods established by the Rules or by the Arbitration Board for the submission of evidence and briefs.

(d)	The costs and expenses of the arbitration, including the fees of the arbitration and the Arbitration Board, shall be borne by the losing Party to the Dispute or claim, and each Party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each Party as the Arbitration Board deems equitable.
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(e)	Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the Dispute. The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the Arbitration Board was given.

SECTION 14

MISCELLANEOUS

14.1.	No Third Party Beneficiary. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the Parties, and except as otherwise provided in this Agreement, nothing herein shall confer any rights, remedies or claims upon any Person that is not a Party or a permitted assignee of a Party.

14.2.	No Partnership. The Parties expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership Law. The Parties do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as shareholders of the Company. To the extent that any Party, by word or action, represents to another Person that any Party is a partner or that the Company is a partnership, the Party making such representation shall be liable to any other Party that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

14.3.	Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported assignment without such consent shall be void and without effect; provided that the Investor may assign this Agreement or any of its rights or duties hereunder to (a) any of its Affiliates or (b) following the Closing, any transferee of the Investor in a transfer permitted by the Shareholders’ Agreement.

14.4.	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

14.5.	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

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14.6.	Provisions Modifiable. If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.

14.7.	Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

14.8.	Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents referred to herein or therein) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter. For the avoidance of doubt, this Agreement, together with the schedules, annex and exhibits hereto, replaces and supersedes the Existing Subscription Agreement in its entirety.

14.9.	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of any other provisions of this Agreement. Any unenforceability of this Agreement against one Party shall not affect its enforceability as among the other Parties.

14.10.	Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder. Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties has an adequate remedy at law.

14.11.	Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together shall constitute one document.

14.12.	Drafting Presumption.This Agreement shall be construed fairly as to each Party regardless of which Party drafted it. Each Party acknowledges and agrees that each of them played a significant and essential role in the preparation, drafting and review of this Agreement.

[The remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the date first written above.

JINKOSOLAR WWG INVESTMENT CO. LTD.

By:	/s/ LI Xiande
Name: LI Xiande
Title: Director

JINKOSOLAR POWER ENGINEERING GROUP LIMITED

By:	/s/ LI Xiande
Name: LI Xiande
Title: Director

JINKOSOLAR HOLDING CO., LTD.

By:	/s/ LI Xiande
Name: LI Xiande
Title: Director

JIANGXI JINKO SOLAR ENGINEERING CO., LTD. (江西晶科能源工程有限公司)

By:	/s/ LI Xiande
Name: LI Xiande
Title: Legal Representative

JINKO POWER CO., LTD. (晶科电力有限公司)

By:	/s/ LI Xiande
Name: LI Xiande
Title: Legal Representative

[Signature Page to Amended and Restated Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective representatives to execute this Agreement as of the date first written above.

MEGCIF INVESTMENT 6 LIMITED

By:	/s/ Abali Hoilett
	Name:	Abali Hoilett
	Title:	Director

[Signature Page to Amended and Restated Subscription Agreement]

SCHEDULE 1

CONDITIONS PRECEDENT TO THE CLOSING

Part A – Conditions Precedent to the Parties’ Obligation to Close

1.	there being no Governmental Authority or other Person that has:

(a)	instituted or threatened any legal, arbitral or administrative proceedings or inquiry against any Warrantor or any other Group Member or the Investor to restrain, prohibit or otherwise challenge the subscription of the Subscription Shares or any other transaction contemplated under any Transaction Document or requested any information in connection with the possible institution of any such proceedings or inquiry; or

(b)	proposed or enacted any statute or regulation which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under any Transaction Document or the operation of any Group Member or the operation of any Group Member after the Closing as contemplated in the Transaction Documents.

Part B – Conditions Precedent to the Investor’s Contribution

1.	other than the Collective Warranties contained in Sections 1(a) through 1(g), 2, 3(b), 4(a) and 4(d) of Part A of Schedule 2, which shall be true, correct, accurate, complete and not misleading when made and shall have continued to be true, correct, accurate, complete and not misleading as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date, each of the Collective Warranties made by the Warrantors in Section 6.1 and Part A of Schedule 2 (a) that are qualified as to “materiality” or “Material Adverse Effect” having been true, correct, accurate, complete and not misleading when made, and having continued to be true, correct, accurate, complete and not misleading as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date, and (b) that are not qualified as to “materiality” or “Material Adverse Effect” having been true, correct, accurate, complete and not misleading in all material respects when made, and having continued to be true, correct, accurate, complete and not misleading in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date, in each case, or as of another date if any representations and warranties are made with respect to such other date;

2.	each Warrantor and other Group Members having performed and complied with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing Date;

3.	each Warrantor and other Group Members having duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the other agreements with the Investor to which it has signed as a party, and the transactions contemplated hereby and thereby, and having provided copies of all resolutions (and all attachments thereto) described below to the Investor (each certified by a duly authorized director or officer to be true, complete and correct copies as of the Closing Date) which corporate procedures shall include:
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(a)	approval by the Board and the shareholder(s) of the Company, each to the extent required by the applicable Law and the Company Charter Documents, of, among other things, (i) the issue of the Subscription Shares by the Company to the Investor; (ii) the execution, delivery and performance of the Transaction Documents to which it is a party; and (iii) the transactions contemplated under the relevant Transaction Documents to which it is a party; and

(b)	approval by the boards of directors of JinkoSolar Holding, the Controlling Shareholder, Jiangxi Jinko, Jinko Power and each of the other Group Members, to the extent required by the applicable Law or the relevant charter documents, of the execution, delivery and performance by such entity, of each Transaction Document to which the relevant entity is a party and all transactions contemplated thereby;

4.	each of the Transaction Documents having been duly executed by each party thereto other than the Investor and delivered to the Investor;

5.	the Company Charter Documents having been duly adopted by the Company and filed with the Registrar of Companies in the Cayman Islands;

6.	(a) the Company or relevant Group Members having entered into definitive loan agreements with China Development Bank in respect of the loans in an aggregate amount of RMB241,400,000 with respect to the PV Projects operated by Alaer and Gansu Longchang; and (b) Jinko Power having secured from China Development Bank a letter of acknowledgement with respect to the transactions contemplated by the Transaction Documents and the Company having delivered to the Investor a copy of such letter of acknowledgement; and

7.	no Material Adverse Effect having occurred.

Part C – Conditions Precedent to the Warrantors’ Obligations to Close

1.	each of the Investor Warranties in Section 6.2 and Part B of Schedule 2 having been true, correct, accurate, complete and not misleading when made, and having continued to be true, correct, accurate, complete and not misleading as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date, in each case, except (a) to the extent such Investor Warranty is made as of another date, in which case such Investor Warranty shall be true, correct, accurate, complete and not misleading as of such date and (b) where the failure of such Investor Warranty to be so true, correct, complete and not misleading has not prevented or materially adversely affect the ability of the Investor to consummate the transactions contemplated hereby;

2.	the Investor having performed and complied with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing Date; and

3.	each of the Transaction Documents to which the Investor is a party having been duly executed by the Investor and delivered to the Warrantors.

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SCHEDULE 2

PART A – COLLECTIVE WARRANTIES

1.	Corporate Matters

(a)	Organization, Good Standing and Qualification. Each of the Group Members, JinkoSolar Holding and the Controlling Shareholder has been duly incorporated and organized under the Laws of its place of incorporation, and is validly existing and in compliance with all registration and approval requirements with respect to its incorporation, organization and any changes thereof. Each of the Group Members, JinkoSolar Holding and the Controlling Shareholder has the corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted.

(b)	Charter Documents. The copies of the effective charter documents of each Group Member (having attached thereto all amendments made to date) that have been delivered to the Investor are true and complete. All legal and procedural requirements and other formalities concerning such charter documents have been duly and properly complied with in all material respects.

(c)	Group Structure. The corporate chart set forth in Part A of Schedule 4 is a true, complete and accurate description of the corporate structure of the Group as of the date of this Agreement and the Closing Date. All transactions involved in the Restructuring of Wide Wealth have been undertaken in compliance with all applicable Laws, including applicable requirements under Tax Laws, in all material respects, and consistent with the structure reflected in Part A of Schedule 4.

(d)	Capitalization and Other Particulars of the Group Members. JinkoSolar Holding owns, legally and beneficially, all of the issued and outstanding share capital of the Controlling Shareholder. The Controlling Shareholder is the sole legal and beneficial owner of the Existing Shares and such Shares comprise the entire allotted and issued share capital (other than the Subscription Shares agreed to be issued under the terms of this Agreement) of the Company, have been properly allotted and issued and are fully paid. The particulars of each Group Member’s share capital set forth in Part B of Schedule 4 are a true, complete and correct description of the share capital of such Group Member. The outstanding share capital of, or other Equity Securities in, each Subsidiary is duly authorized, validly issued, fully paid and non-assessable. The registered capital of each PRC Subsidiary has been fully and duly paid up within the prescribed time, and each PRC Subsidiary has successfully completed its annual inspection by the competent Governmental Authorities of the PRC in a timely manner since its establishment (except for the period during which such annual inspection requirement has ceased to apply under PRC Laws). Neither the Company nor any of its Subsidiaries has any agreement, arrangement, relationship or understanding with any Person that facilitates, entitles, obligates or compels or would reasonably be expected to facilitate, entitle, obligate or compel the Company or such Subsidiary to consolidate the financial conditions of any Person. The PRC Subs Registered Capital is no less than US$100,000,000; the aggregate consideration (including par value and any share premium, as applicable) paid to the Company by its shareholder(s) for issuance of the total issued and outstanding share capital of the Company is no less than US$150,000,000; the aggregate consideration (including par value and any share premium, as applicable) paid to Canton Best by its shareholder(s) for issuance of the total issued and outstanding share capital of Canton Best is no less than US$150,000,000; and the aggregate consideration (including par value and any share premium, as applicable) paid to Wide Wealth by its shareholder(s) for issuance of the total issued and outstanding share capital of Wide Wealth is no less than US$150,000,000.
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(e)	Options, Warrants and Reserved Shares. There are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from any Group Member of any Equity Securities of any Group Member or any securities convertible into or ultimately exchangeable or exercisable for any Equity Securities of any Group Member other than as contemplated by the Transaction Documents. No shares or equity interest in the capital stock of any Group Member, or issuable upon exercise of any outstanding options, warrants or rights, or issuable by any Group Member, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of a Group Member or any other Person), pursuant to any agreement or commitment of any Group Member, or otherwise subject to any Encumbrance, other than as contemplated by the Transaction Documents.

(f)	Other Rights With Respect to Shares. No voting or similar agreements exist related to the Equity Securities of any Group Member that are presently outstanding or that may hereafter be issued.

(g)	Subsidiaries. Save for the Subsidiaries set forth in Part A of Schedule 4, the Company does not own any Equity Securities of, or other direct or indirect interest of any kind in, any other Person.

(h)	Business of PRC Group Members. Other than Jiangxi Jinko, Jinko Power, Delingha, Gansu Longchang, Hainanzhou, Shaya, Wusu Zhongjing, Alaer and Bohu Jingjia, none of the Group Members incorporated in the PRC has carried out any business since the date of its incorporation and or have any assets or Liabilities

(i)	Business of Non-PRC Group Members. Each of the Group Members incorporated in a jurisdiction other than the PRC is a holding company and save for its holding of 100% the share capital of one or more Group Members, it has not carried out any business since the date of its incorporation and does not have any assets or Liabilities.

(j)	Corporate Records. Each Group Member is operating its business in all material respects in accordance with its constitutional documents. Each register, minute book and other book which each Group Member is required by applicable Law to keep has been properly kept and contains a true, accurate and not misleading record of the matters which it is required by the Laws of its jurisdiction of incorporation or establishment to record. The registers of shareholders, resolutions and all other documents of each Group Member required to be filed with any relevant Governmental Authority have been filed or submitted for filing in accordance with applicable Law or the constitutional documents. No notice has been received or, to the knowledge of the Warrantors, allegation made that a register or book is incorrect or should be rectified.

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(k)	Competitive Activities.

(i)	None of JinkoSolar Holding and its Connected Persons (other than the Group Members) directly or indirectly holds any Equity Securities in any entity that carries on any business that is completely or partially identical or similar to, or competes directly or indirectly with, the business of any Group Member as presently conducted (other than a listed company in which it has a passive shareholding of less than one percent of the Equity Securities of such company).

(ii)	To the knowledge of the Warrantors, none of the Senior Managers directly or indirectly (1) engages in any business, whether for his own account or for the account of any other Person, that is completely or partially identical or similar to, or competes directly or indirectly with, the business of any Group Member as presently conducted or as contemplated to be conducted, or (2) has entered the employ of, or renders any services to, any entity that carries on such business.

2.	Authorization and Validity of Transaction

(a)	Authorization. Each of the Group Members, JinkoSolar Holding and the Controlling Shareholder has power and authority to execute, deliver and perform the Transaction Documents to which it has signed as a party. All actions on the part of each of the Group Members, JinkoSolar Holding and the Controlling Shareholder necessary for the authorization, execution, delivery of and the performance of all of its obligations under the Transaction Documents, the filing and, where required, approval of this Agreement have been taken or will be taken prior to the Closing. All actions on the part of the Company necessary for the issuance of the Subscription Shares have been taken or will be taken prior to the Closing.

(b)	Valid Issuance of Equity Securities. The Subscription Shares when issued and paid for as provided in this Agreement will be duly and validly issued, fully paid and non-assessable. The Subscription Shares are and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Company Charter Documents, the Shareholders’ Agreement and any applicable Laws. Immediately after the Closing, the Subscription Shares and the Existing Shares shall represent all the shares in the capital of the Company.

(c)	Enforceability. This Agreement is, and each other agreement to which a Group Member, JinkoSolar Holding or the Controlling Shareholder is a party will when executed be, the valid and binding obligation of such Group Member, JinkoSolar Holding or the Controlling Shareholder (as applicable), enforceable against it in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

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(d)	Consents and Approvals. All consents, Approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other Person required to be obtained in connection with the execution, delivery and performance by each Group Member, JinkoSolar Holding and the Controlling Shareholder of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby or thereby have been obtained.

(e)	No Conflict. The execution and delivery by each Group Member, JinkoSolar Holding and the Controlling Shareholder of this Agreement and each other Transaction Document to which it is a party and the implementation and performance by each such entity of all the transactions contemplated under this Agreement and such other Transaction Document do not and will not:

(i)	breach or constitute a default under any memorandum of association, articles of association, by-laws or other charter document of such entity;

(ii)	result in a breach of, or constitute a default under, any Contract to which such entity is a party or by which such entity or its property or assets is bound or result in the acceleration of any obligation under any financing arrangement;

(iii)	result in a violation or breach of or default under any applicable Law; or

(iv)	result in any Group Member losing the benefit of an asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement.

(f)	No Brokerage Fees. No Person is entitled to receive from any Group Member, JinkoSolar Holding or the Controlling Shareholder any finder’s fee, brokerage or commission in connection with the transactions contemplated by the Transaction Documents.

3.	Legal Compliance

(a)	No Violation of Law. None of the Group Members, JinkoSolar Holding and the Controlling Shareholder is or has at any time been in violation of any applicable Law in any material respect which may result in any Liability or criminal or administrative sanction or otherwise adversely affect the ability of any Group Member to conduct its business as currently conducted or as contemplated to be conducted or any future listing plan of any Group Member.

(b)	Permits. Each Group Member has, and has complied in all material respects with the terms and conditions of, all necessary material Permits to own its assets and for the conduct of its business and construction, development, operation and occupancy of the facilities and projects of such Group Member. Each material Permit is in full force and effect, and to the knowledge of each Warrantor, no Permit will be revoked, suspended, cancelled, varied or not renewed. Each action required for the renewal or extension of each Permit has been taken.

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(c)	Conduct of Business and Acquisitions. With respect to its business and acquisitions, each Group Member has obtained or completed all Approvals, registrations, consents, authorizations, filings and procedures from all relevant Governmental Authorities that are necessary to its business or the validity of such acquisitions (including all required Approvals, registrations, consents, authorizations, filings and procedures required in connection with the transfer of state owned assets, if applicable).

(d)	Interference with Transaction. There is no Governmental Authority or other Person that has:

(i)	requested any information in connection with or instituted or threatened any legal proceedings, arbitration or administrative proceedings or regulatory or other inquiry against any Group Member, JinkoSolar Holding or the Controlling Shareholder to restrain, prohibit or otherwise challenge the Investor Subscription or any of the transactions contemplated under the Transaction Documents, other than in connection with Approvals, registrations, consents, authorizations, filings and procedures from any relevant Governmental Authorities that are necessary to implement the transactions contemplated by the Transactions Documents; or

(ii)	to the knowledge of the Warrantors, proposed or enacted any statute or regulation that would prohibit, restrict or delay implementation of the Investor Subscription or the operation of any Group Member after the completion of the Investor Subscription.

(e)	Environmental Compliance. Each Group Member is in compliance with all Environmental Laws in all material respects and has obtained, and has complied in all material respects with the terms and conditions of, each Environmental Permit. Each Environmental Permit is in full force and effect, and to the knowledge of each Warrantor, no Environmental Permit will be revoked, suspended, cancelled, varied or not renewed. Each action required for the renewal or extension of each Environmental Permit has been taken. None of the Group Members has been subject to any investigation, enquiry or inspection relating to the Environment (other than for the purpose of obtaining Environmental Permits), and to the knowledge of the Warrantors, none is pending or threatened.

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(f)	Compliance with Anti-Corruption Laws.

(i)	None of the Group Members nor any director, officer, agent, employee of the Group Members has taken any action, failed to take any action or has been alleged to have taken any action that, directly or indirectly, would constitute a violation by such Persons of Anti-Corruption Laws in any material respect, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value (“Payment”) (A) to or for the use of any Government Official, (B) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for Payments previously made, to any Government Official; or (C) to any other Person, to obtain or keep business or to secure some other improper advantage, the Payment of which would violate applicable Anti-Corruption Laws.

(ii)	None of the Group Members is a governmental entity or an instrumentality of a government.

(iii)	To the knowledge of the Warrantors, no director or senior officer of the Group Members is currently a Government Official.

(iv)	None of the Group Members nor any director, officer, agent or employee of the Group Members is subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and has not made any sales to or engage in business activities with or for the benefit of any Persons and countries that are subject to U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons.”

(v)	The operations of each Group Member have been conducted at all times in compliance with Money Laundering Laws.

(g)	Books and Records and Internal Controls.

(i)	Each Group Member has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets.

(ii)	Each Group Member has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)	SAFE Compliance. (i) Each holder or beneficial owner of the Equity Securities of the Company who is a “domestic resident” (as set forth in SAFE Circular 75) and subject to any of the registration or reporting requirements of SAFE Circular 75 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 75 (collectively and including any successor PRC Law, the “SAFE Circular 75 Rules and Regulations”), including Mr. Li Xiande, Mr. Li Xianhua and Mr. Chen Kangping, has complied with such reporting and/or registration requirements under the SAFE Circular 75 Rules and Regulations with respect to such holder’s investment in the Company and indirectly in the Group Members, (ii) none of the Company and its Subsidiaries and any such holder has received any written inquiries, notifications, orders or any other forms of correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Circular 75 Rules and Regulations, and (iii) each of the Company and its relevant Subsidiaries and such holder has made all written filings, registrations, reporting or any other communications required by the SAFE Circular 75 Rules and Regulations.

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(i)	None of the Subsidiaries incorporated in the PRC acts as an agent, trustee or intermediary to comply with any registration or reporting requirement in respect of any employee incentive plans under SAFE Circular 7 or any other applicable SAFE rules and regulations relating to SAFE Circular 7.

4.	Assets

(a)	Title to Assets. Except as disclosed in Section 4(a) of the Disclosure Schedule, the assets included in the Accounts or acquired by any Group Member since the Accounts Date and all other assets currently recorded as owned by any Group Member are the absolute property of the relevant Group Member free from any Encumbrance and are fully paid without outstanding payments to be made or Indebtedness to be settled in respect thereof and not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement, and all such assets are in the possession or under the control of the relevant Group Member.

(b)	Status of Assets. Each Group Member owns or has the right to use all assets currently used by it in the conduct of its business as currently conducted and contemplated to be conducted. Except as disclosed in Section 4(b) of the Disclosure Schedule, the assets owned by the Group are free and clear of all Encumbrances. The Company has made available to the Investor or its advisers true and complete copies of the leases relating to all assets leased by the Group, whether as a lessor or lessee. Each relevant Group Member is in all material respects in compliance with all such leases. The assets of each Group Member have been properly used, and are in all material respects in a condition that is adequate for the intended uses of such assets, subject to continued repair and replacement in accordance with past practice, save for normal wear and tear.

(c)	Inventory. Each Group Member has good and marketable title to all inventory used in its business. All such inventory are free from any Encumbrances and are in good condition and of merchantable quality.

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(d)	Real Estate. Section 4(d) of the Disclosure Schedule contains a full list of all Real Estate, whether owned or leased. Except as disclosed in Section 4(d) of the Disclosure Schedule, each Group Member has all Permits and necessary leases for the intended construction, use, possession and sole occupation of the Real Estate. No Group Member is in material breach of or default under any such Permit or lease. No Real Estate is subject to any Encumbrance, and none of JinkoSolar Holding, the Controlling Shareholder and the Group Members is aware of any fact or circumstance that may adversely affect its right to use, possess and occupy the Real Estate (including any plan or proposal for compulsory acquisition or expropriation). In respect of each Real Estate owned by a Group Member, (i) the relevant Group Member has valid and legal land use rights for the land underlying such owned Real Estate and building ownership rights for the buildings and structures on such Real Estate granted by a competent Governmental Authority; (ii) the land use rights to such owned Real Estate are either state-owned granted land use rights or allocated land use rights; (iii) all procedures relating to the granting or allocating of land use rights in respect of the owned Real Estate have been duly effected in compliance with applicable Laws; (iv) the grant fee or the compensation fees for the land use rights evidenced by the land use rights certificates held by the Group Members was paid in full, and no Group Member is, and will be, required to pay any additional land premium or land transfer fee or any other fees or levies for any of its owned Real Estate; and (v) the relevant granted land use right contracts and the relevant land registration cards contain no restrictions on the Group Member’s use of the Real Estate for which such land use rights have been granted. In respect of each Real Estate leased by a Group Member in the PRC, the lease is legal, valid and subsisting and has been properly approved by the competent Governmental Authority and registered at the relevant land or housing bureau in the PRC.

(e)	Insurance.

(i)	All material assets and Real Estate of each Group Member which are of an insurable nature are insured in such value and in such categories and for such risks that are in accordance with good commercial practice in the PRC normally insured against, including accident, business interruption, public liability, product liability and other risks normally covered by insurance taken out by companies carrying on the same type of business or having similar assets as the Group.

(ii)	All such insurance has been obtained from a well established and reputable insurer. All premiums which are due and payable have been paid, and nothing has been done or omitted to be done by or on behalf of any Group Member that would make any policy of insurance void or voidable or enable the insurers to avoid the same; there is no claim under any such policy; and there are no circumstances likely to give rise to such a claim or result in a substantially increased rate of premium.

(iii)	No Group Member is in default under any insurance policy which would make any such policy void or voidable or enable the insurers to avoid the same or substantially increase the rate of premium under such policy.

(iv)	No Group Member has waived any rights of material or substantial value under any insurance policy or allowed any insurance to lapse prior to expiration of its term.

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5.	Contracts and Transactions

(a)	Contracts. No Group Member is a party to, or bound by, any Contract that (i) was entered into outside of its ordinary course of business or other than by way of a bargain at arm’s length, (ii) has a term (including extensions at the option of any other party thereto) no less than one year or involves a payment or receipt of amounts (individually or in the aggregate) in excess of US$1,000,000, (iii) is (A) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, or mortgage involving an amount in excess of US$1,000,000, or (B) a Contract relating to Indebtedness or other Encumbrance having an outstanding amount in excess of US$500,000 individually or US$1,000,000 in the aggregate, (iv) is between the Company or any of its Subsidiaries, on the one hand, and JinkoSolar Holding or its Affiliates (other than the Group Members), on the other hand, under which there are rights or obligations outstanding, (v) is for the purchase or use by any Group Member of materials, supplies or equipment which is in excess of the requirements of such Group Member for its normal operating purposes, (vi) is a joint venture, shareholders’ or partnership arrangement or agreement or similar arrangement or agreement or any agreement which purports to regulate, control or otherwise affect the voting or disposition of shares in its share capital or equity interest in its registered capital, (vii) involves the acquisition from another Person or disposition to another Person, directly or indirectly, of share capital, other equity interests or control of another Person including the acquisition of all or substantially all assets of such Person, (viii) prohibits the payment of dividends or distributions in respect of the share capital of the Company or any of its Subsidiaries, prohibits the pledging of the share capital of any Group Member or prohibits the issuance of any guaranty by any Group Member, (ix) would be required to be filed by JinkoSolar Holding pursuant to Item 4 of the Instructions to Exhibits to JinkoSolar Holding’s most recently filed annual report on Form 20-F under which there are material rights or obligations outstanding, (x) grants any land use rights or other real property interest to any Group Member, (xi) contains any provision that purports to restrict any business activity of any Group Member or limit the freedom of any Group Member to engage in any line of business or compete with any Person, or (xii) would, individually or in the aggregate, prevent, delay or impair the Company’s ability to consummate the transactions contemplated hereby, or is otherwise material to the business or financial condition of the Group (collectively, “Material Contracts”). A full list of the Material Contracts has been set forth in Section 5(a) of the Disclosure Schedule, and true and complete copies of all Material Contracts have been made available to the Investor or its advisers. Each Material Contract to which any Group Member is a party has been duly authorized, executed and delivered by such Group Member and by each other party thereto and constitutes the valid and binding obligation of such Group Member and, to the knowledge of the Warrantors, of each other party thereto, enforceable against such Group Member and, to the knowledge of the Warrantors, against each other party thereto in accordance with its terms, in each case, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally. No Group Member is in any material default in the performance, observance or fulfillment of any of its obligations or covenants contained in any Material Contract to which it is a party, and to the knowledge of the Warrantors, no party with whom any Group Member has entered into a Material Contract is in any material breach of such Material Contract or has indicated any intention to terminate such Material Contract prior to the expiration of its term.

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(b)	Compliance with Laws. There are no Material Contracts or obligations, agreements, arrangements or concerted practices to which any Group Member is a party or by which any Group Member is bound, that are void, illegal, unenforceable or that contravene any applicable Laws.

(c)	Finance Documents. There are no loans, guarantees or Encumbrances given or made by or on behalf of any Group Member (and, in particular but without limiting the foregoing, no loans have been made by or on behalf of any Group Member to any directors or shareholders of any Group Member) and no Person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Member.

(d)	Change in Board Composition. There are no agreements concerning any Group Member that can be terminated or that have been terminated or under which the rights of any Person are liable to be adversely affected as a result of a change in the composition of the board of directors of a Group Member. There are no circumstances whereby, following a change in the composition of the board of directors of a Group Member, any of the principal customers of or suppliers to any Group Member would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

(e)	Connected Person Transactions. There are (i) no Contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any of its Connected Persons on the other hand; (ii) no Connected Person of any Group Member is indebted to any Group Member, nor is any Group Member indebted, or committed to make loans or extend or guarantee credit, to any of them; (iii) no Connected Person of any Group Member has any direct or indirect ownership in any business entity with which any Group Member is affiliated or with which any Group Member has a business relationship, or any business entity that competes with any Group Member, other than passive shareholdings of less than one percent in publicly listed companies; and (iv) no Connected Person is, directly or indirectly, interested in any Contract with any Group Member.

(f)	Authority to Enter into Contracts. No Group Member has given any power of attorney or other authority, express, implied or ostensible, which is still outstanding or effective to any Person to enter into any Contract or commitment to do anything on its behalf, other than the authority of the Representatives of such Group Member to enter into Contracts granted (x) under the charter documents of such Group Member, (y) in the ordinary course of business of such Group Member, or (z) under or by operation of applicable Laws.

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6.	Financial Matters

(a)	Accounts. The Accounts have been prepared in accordance with the requirements of all applicable Laws and US GAAP in the case of the Group Members incorporated in a jurisdiction other than the PRC and PRC GAAP in the case of Group Members incorporated in the PRC on a recognized and consistent basis and are complete and accurate and show a true and fair view, in all material respects, of the state of affairs, assets and liabilities, financial position and profit or loss of the Group as at the respective dates thereof and for the periods covered thereby and are not affected by any unusual or non-recurring items not disclosed therein. The bases and policies of accounting of the Group adopted for the purpose of preparing the audited Accounts are the same for each of the two Financial Years immediately preceding the Accounts Date.

(b)	Provision and Reserve for Liabilities and Commitments. The Accounts disclose and make full provision or reserve for or note (i) all material Liabilities, including all material contingent, unqualified or disputed Liabilities, of any Group Member and (ii) all material capital and other commitments of any Group Member.

(c)	Tax Provision and Reserve. Full provision or reserve has been made in the Accounts for all Taxes, including deferred or provisional taxation, in respect of the accounting periods ended on or before the Accounts Date, for which any Group Member was liable on the Accounts Date in accordance with the applicable financial and accounting system and as required by Law.

(d)	Debts and Receivables. None of the amounts shown in the Accounts in respect of debtors is represented by debts which were then or are now overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts. All of the book debts of each Group Member, whether shown in the Accounts or arising since the Accounts Date, are valid and enforceable and have realized or will in aggregate realize the nominal amount thereof.

(e)	Except as shown in Schedule 13, there are no Indebtedness or payables that are owed by any Group Member to any Person in connection with the construction of the Existing PV Projects.

(f)	Special Financial Arrangements. No Group Member has factored any of its receivables or entered into any financing arrangement of a type which would be required to be shown or reflected in the Accounts, including any factoring of any receivables, creation of any contingent Liability or provision of any guarantee.

(g)	Financial Obligations and Liabilities. Except (1) as disclosed in the Accounts and (2) guarantees provided within the Group there are:

(i)	no loans, guarantees, undertakings, commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any Group Member;

(ii)	no mortgages, charges, liens or other Encumbrances on the Real Estate of any Group Member or any part thereof;

(iii)	no outstanding loans to any Group Member; and

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(iv)	no Liabilities of any Group Member, except (A) those which are adequately reflected or reserved against in the Accounts, and (B) those which have been incurred in the ordinary course of business consistent with past practice since the Accounts Date.

(h)	No Acceleration of Borrowings. (i) No borrowing of any Group Member has become or is now due and payable prior to its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money prior to its normal or originally stated maturity has been received by any Group Member; (ii) no Group Member has committed any act or failure to act that would entitle any Person to require the payment or repayment of any borrowing of any Group Member before its normal or originally stated maturity; and (iii) to the knowledge of the Warrantors, no event or circumstance has occurred, or may occur with the giving of notice or lapse of time, determination of materiality or satisfaction of any other condition that would entitle any Person to require the payment or repayment of any borrowing of any Group Member before its normal or originally stated maturity or which is or will cause any entitlement to draw money or otherwise exercise the rights of any Group Member under an agreement relating to any borrowing to be terminated, cancelled or rendered incapable of exercise.

(i)	Increase in Amounts Secured. Except in the ordinary course of business, none of the amounts secured by the mortgages, charges, liens or other Encumbrances disclosed in the Accounts has been increased beyond the amounts shown in the Accounts, and none of the amounts secured by any mortgage, charge, lien or other Encumbrance created after the Accounts Date has been increased beyond the amount disclosed to the Investor as of the date hereof.

(j)	Dividends and Distributions. No Group Member has distributed any dividends or bonuses or made any other distributions of any sort whatsoever to any of its equity holders, other than dividends paid by a Subsidiary to the Company.

7.	Tax, Records and Returns

(a)	Compliance with Laws. No Group Member is or has at any time been in violation of any applicable Law in any material respect which may result in any liability or criminal or administrative sanction or otherwise adversely affect the ability of any Group Member to conduct its business as currently conducted or as contemplated to be conducted or any future listing plan of any Group Member. No Group Member is involved in any dispute with any Governmental Authority in relation to Tax, and no material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. The Company and its Subsidiaries have complied in all material respects with all requirements of any Tax exemptions, reductions, holiday and preference claimed on any Tax return.

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(b)	Tax Returns and Payments. All Tax returns and reports have been timely submitted by each Group Member and are true and correct in all material respects. Except as would not materially adversely affect the ability of any Group Member to conduct its business as currently conducted or as contemplated to be conducted or any future listing plan of any Group Member, (i) each Group Member has paid all Taxes and other assessments due, and none of them has become liable to pay any fine; (ii) each Group Member has correctly deducted or withheld all Tax which it has been obliged under applicable Laws to deduct or withhold, and has properly accounted to the relevant Governmental Authority for all amounts of Tax so deducted or withheld; and (iii) neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(c)	Jurisdiction. Each Group Member is only subject to taxation in the jurisdictions in which the relevant Group Member is incorporated. No Group Member is liable to pay and has at any time incurred any liability to Tax chargeable under the Laws of any jurisdiction other than the jurisdiction in which the relevant Group Member is incorporated.

(d)	Effect of Transaction. The execution and performance of the transactions contemplated by this Agreement or any other Transaction Document, or the carrying out of any transaction pursuant to any provision of any Transaction Document, will not result in any Tax treatment, benefits or exemptions enjoyed by the Group under applicable Laws or otherwise (including the Feed-in Tariff) being eliminated or reduced, or render the Group liable for any, or any additional, Tax, except for stamp duties and Taxes payable due to the transaction itself.

(e)	Deferred Tax Treatment. No Group Member receives any exemption, reduction or rebate of Taxes from any Governmental Authority.

8.	Activities Since Accounts Date

Since the Accounts Date, (a) the Group Members have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, and (b) there has not been (i) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had or would be reasonably expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, shares, property or otherwise in respect of any Group Member’s share capital, except for any dividend or distribution by a Subsidiary to the Company or another Subsidiary, (iii) any redemption, repurchase or other acquisition of any shares of share capital of any Group Member, (iv) any material change by any Group Member in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or regulatory requirements with respect thereto, (v) any action outside the ordinary course of business that could reasonably be expected to result in any Group Member being required to include a material term of income in, or exclude a material deduction from, a Tax return for a period beginning with the Closing Date or (vi) any other event, change, occurrence or effect that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.2.

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9.	Employees

(a)	Employees. No Group Member (other than the Subsidiaries incorporated in the PRC) has any employees or has engaged any individuals to provide services under any consultancy agreement. Each Subsidiary incorporated in the PRC has duly entered into legal and valid written employment contracts with its employees in accordance with applicable Laws, including the obligation to enter into employment contracts without a fixed term with qualified employees, and each Group Member has, in relation to its current or former employees or workers, complied with applicable Laws and has no outstanding liability for termination of any employment contract. None of the Group Members has received any notice of termination or received any notice of resignation from any Senior Manager. To the knowledge of the Warrantors, no Senior Manager intends to resign as a result of the completion of the transactions contemplated by the Transaction Documents. Except as required under applicable Law, (i) the basis of the remuneration and benefits which each Group Member’s directors, managers and employees are entitled to is the same as at the Accounts Date, subject to changes or adjustments in the ordinary course of business consistent with past practice, and (ii) no Group Member has proposed or is proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, managers or employees. The employees of each Group Member have not established a trade union and no Group Member has any agreement or arrangement (binding or otherwise) with any trade union or other organization representing its employees. No Group Member is involved in any dispute with any trade union or organization representing the employees or a group of employees and there are no circumstances likely to give rise to any such dispute. No Group Member has at any time had, nor is there currently threatened to be, any strike, work stoppage or other material labor dispute.

(b)	Social Benefits. Except for the mandatory social insurance funds (including pension, medical, unemployment, work-related injury and maternity insurance) and housing funds provided under applicable PRC Laws to which the Subsidiaries incorporated in the PRC are subject, (i) no Group Member is under any legal obligation to pay any other welfare benefit to any of its directors, managers or employees, and (ii) there are no retirement benefits, or pension or death benefits, provident funds or schemes, life assurance or health insurance or health protection, or similar schemes or arrangements in relation to, or binding on, any Group Member or to which any Group Member contributes or has contributed or proposes to contribute. Except as disclosed in Section 9(b) of the Disclosure Schedule, all payments and contributions to, or relating to, the mandatory social insurance funds (including pension, medical, unemployment, work related injury and maternity insurance) and housing funds provided under applicable PRC Laws which are required to be made by the Subsidiaries incorporated in the PRC and by their respective employees have been duly paid.

10.	Claims and Proceedings

(a)	No Litigation. No Group Member has engaged in or has been notified that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise, which may give rise to a claim against a Group Member. No shareholder or equity interest holder of any Group Member, director or legal representative of any Group Member or Senior Managers is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, that has had or may result in any material loss on any Group Member.

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(b)	No Pending Proceedings. No Litigation is pending or, to the knowledge of the Warrantors, threatened against any Group Member which may give rise to a claim against a Group Member, and there are no facts or circumstances known to the Company, JinkoSolar Holding and the Controlling Shareholder that are likely to give rise to any Litigation or claim against any Group Member.

(c)	No Insolvency. No order has been made and no resolution has been passed for the winding up, liquidation or dissolution of any Group Member. No distress, execution or other process has been levied on any part of the assets of any Group Member. No Group Member is insolvent or unable to pay its debts as they fall due. Each Group Member is able to pay its debts as they fall due and has sufficient assets to repay all of its debts.

11.	Intellectual Property

(a)	Each Group Member owns or has a license to use all rights in all Intellectual Property for its business as currently conducted. Each of the Intellectual Property is (i) legally and beneficially owned by the relevant Group Member, free from any license, Encumbrance or restriction on use, or otherwise granted to the relevant Group Member pursuant to a valid license which is not terminable as a result of the transactions contemplated by the Transaction Documents; and (ii) valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid or enforceable.

(b)	None of the Group Members has infringed or is infringing any Intellectual Property owned by any other Person in any material respect, and to the knowledge of the Warrantors, there is not nor has there been any unauthorized use or infringement by any Person of any of the Intellectual Property owned by the Group.

12.	Disclosure

(a)	None of the Transaction Documents contains any untrue statement of a material fact.

13.	Hazardous Technical and Construction Defects

(a)	The hazardous and other technical and construction defects set forth in Schedule 12 that are marked as “Completed” in the column “Status” have been completed as of the date of this Agreement.

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SCHEDULE 2

PART B – INVESTOR WARRANTIES

The Investor represents and warrants to the Warrantors that the following statements are true and accurate as of the date hereof and the Closing Date:

1.	Organization. The Investor is duly incorporated as an exempted company with limited liability under the Laws of the Cayman Islands and has been in continuous existence since its incorporation and it has all requisite corporate power and lawful authority to carry on its business.

2.	Authority. The Investor has the full legal right, power and all authority and approvals, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under the Transaction Documents and each document to be executed on or before the Closing Date.

3.	Legally Binding and Enforceability. This Agreement is, and each other Transaction Document to which the Investor is a party will when executed be, the valid and binding obligation of the Investor, enforceable against it in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

4.	No Conflict. The execution, delivery and performance of this Agreement by the Investor will not:

(a)	violate any provision of the memorandum and articles of association (or other constitutional documents) of the Investor;

(b)	require the Approval of any Governmental Authority or any other Person outside of the PRC; or

(c)	conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any applicable Laws or any Contract to which the Investor is a party or by or to which the Investor is bound or subject.

5.	No Interference. There is no ongoing litigation, arbitration, other legal or administrative proceedings or governmental investigation against the Investor, and there is no threat of any procedure against it, which would affect in any way its execution of this Agreement, or its ability to perform its obligations under this Agreement.

6.	Purchase Entirely for Own Account. The Subscription Shares to be acquired hereunder and the shares converted from the Subscription Shares will be acquired by the Investor for investment for the Investor’s own account, not as a nominee or agent, not with a view to the immediate resale or distribution of any part thereof and having no present intention of immediately selling, granting any participation in, or otherwise distributing the same.

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7.	Status of Investor. The Investor (a) is purchasing the Subscription Shares outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the “Act”) and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (b) is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Act.

8.	Restricted Securities. The Investor understands that the Subscription Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

9.	Information Concerning the Company. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Subscription Shares with the Company’s management and has had an opportunity to review the Company’s facilities. For the avoidance of doubt, the foregoing shall not prejudice any rights of the Investor in respect of the Collective Warranties or other covenants, undertakings or obligations of the Warrantors under the Transaction Documents.

10.	No Public Market. The Investor understands that no public market now exists for the Subscription Shares, and that the Company has made no assurances that a public market will ever exist for the Subscription Shares. For the avoidance of doubt, the foregoing shall not prejudice any rights of the Investor in respect of the Collective Warranties or other covenants, undertakings or obligations of the Warrantors under the Transaction Documents.

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SCHEDULE 3

LIST OF EXISTING PV PROJECTS

SCHEDULE 4

OWNERSHIP AND PARTICULARS OF THE GROUP

SCHEDULE 5

Following are the actions referred to in Section 5.2 of this Agreement in respect of the Company or any other Group Member:

1.	amend, modify, restate or waive its memorandum and articles of association or articles of association;

2.	enter into, terminate, amend or modify any Contract or other arrangement, outside the scope of the Business;

3.	provide or enter into any guarantee, indemnity, surety, financial indebtedness, letter of comfort, performance bond or other security, or assume any Liability, extend loan, credit or financing of any type, for or on behalf of any Person other than a Group Member, except in connection with debt financing arrangement of a PV Project for and on behalf of a Group Member approved by the Investor;

4.	change the size of the Board or the board of directors of any Subsidiary;

5.	commence voluntary proceeding seeking reorganization, bankruptcy, dissolution, liquidation, winding-up or restructuring;

6.	(a) acquire an interest in any Person through merger, consolidation, amalgamation or otherwise, outside the scope of the Business, (b) acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, outside the scope of the Business, (c) conduct any other acquisition of assets, outside the scope of the Business, (d) dispose of a substantial portion of assets or business of the Group or any division or line of business thereof, outside the scope of the Business or (e) dispose of assets, outside the scope of the Business

7.	enter into any transaction with any Connected Person outside the scope of the Business or, if within the scope of the Business, with a value in excess of US$50,000 that is not in accordance with related party rules based on an arm’s length principle;

8.	adopt or approve any equity incentive plan, or amend any equity incentive plan to increase the share reserve;

9.	recommend, declare or pay any dividend or other distribution of profits, assets or reserves;

10.	enter into any partnership, consortium, joint venture or other similar enterprise or invest in any equity interest or debt securities of a third party over which the relevant Group Member does not have Control;

11.	vary, modify, abrogate, convert or re-designate the securities of any Group Member or the rights attached thereto;

12.	reduce the authorized share capital, registered capital or any capital reserve of any Group Member, reduce or waive the uncalled Liability in respect of any unpaid or partly-paid shares of any Group Member or effect a purchase, buy-back or redemption of any securities of any Group Member;

S5 - 1

13.	issue, allot or grant any right to issue, allot or acquire any securities of any Group Member;

14.	except in the ordinary course of business, create any Encumbrance over the assets or undertakings of any Group Member;

15.	cease or materially change the Business of the Group or commence any material new business or operational activities other than the Business of the Group; and

16.	initiate any litigation, arbitration or other proceedings outside the ordinary course of business involving the Company or any Subsidiary that has an aggregate claimed amount in excess of US$5,000,000, or settle any litigation, arbitration or other proceedings whether within or outside the ordinary course of business involving the Company or any Subsidiary at a settlement amount in excess of US$1,000,000.

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SCHEDULE 6

ACTIONS TO BE TAKEN

SCHEDULE 7

INDEMNIFICATION MATTERS

SCHEDULE 8

SENIOR MANAGERS

Name	Position
Mr. LI Xiande	Chairman
Mr. LI Guangsheng	General Manager
Mr. Chen Yan	Vice President

S8 - 1

SCHEDULE 9

REAL ESTATE

SCHEDULE 10

TERMS OF SERIES A PREFERRED SHARES

SCHEDULE 11

DISCLOSURE SCHEDULE

SCHEDULE 12

TECHNICAL AND CONSTRUCTION DEFECTS

SCHEDULE 13

PAYABLE CLEARANCE PLAN

SCHEDULE 14

VALUATION MODEL

EXHIBIT A

SHAREHOLDERS’ AGREEMENT

EXHIBIT B

COMPANY CHARTER DOCUMENTS

EXHIBIT C

FORMS OF LEGAL OPINIONS

EXHIBIT D

FORM OF NON-COMPETE AGREEMENT

EXHIBIT E

MODULE WARRANTY TERMS

EXHIBIT F

FORM OF EQUITY PLEDGE AGREEMENT